(Exhibit 12)

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                                                                               Nine Months Ended
                                                           For the Years Ended December 31,                       September 30,
                                             -------------------------------------------------------------    ---------------------
               TITLE                            1994        1995         1996         1997          1998        1998        1999
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
A) Earnings before income taxes,
   minority interest, extraordinary item
   and accounting changes                    $   832.0    $ 2,742.0    $   938.0    $   146.0    $   431.0    $   339.0   $   300.0

B) Less: Minority interest expense, net
   of taxes                                      (54.0)      (166.0)      (180.0)      (140.0)       (87.0)        49.0       117.0

C) Add: Fixed charges excluding
   capitalized interest                          554.4        740.3        802.1        826.6        866.7        610.7       611.0

D) Add: Amortization of previously
   capitalized interest                           27.7         29.6         34.2         37.0         38.8         15.6        12.6

E) Less: Equity in undistributed
   earnings of affiliates                        (49.1)       (94.5)         6.2        (40.4)        23.7         23.8       (24.6)
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
F) Earnings before income taxes,
   minority interest, extraordinary
   item, accounting changes and fixed
   charges                                   $ 1,311.0    $ 3,251.4    $ 1,600.5    $   829.2    $ 1,273.2    $ 1,038.1   $ 1,016.0
                                             =========    =========    =========    =========    =========    =========   =========
Fixed Charges

G) Interest and amortization of debt
   expense                                   $   501.8    $   664.9    $   699.5    $   720.0    $   716.9    $   532.0   $   456.8

H) Interest factor attributable to rentals        52.6         64.8         79.0         83.0         80.7         43.7        54.8

I) Preferred dividends of subsidiary                           10.6         23.6         23.6         69.1         35.0        99.4

J) Capitalized interest                           39.6         66.9         71.2         71.6         53.2         34.3        27.0
                                             ---------    ---------    ---------    ---------    ---------    ---------   ---------
K) Total fixed charges                       $   594.0    $   807.2    $   873.3    $   898.2    $   919.9    $   645.0   $   638.0
                                             =========    =========    =========    =========    =========    =========   =========
L) Ratio of earnings to fixed charges             2.21         4.03         1.83                      1.38         1.61        1.59
                                             =========    =========    =========                 =========    =========   =========
M) Deficiency in earnings necessary
   to cover fixed charges                                                           $   (69.0)
                                                                                    =========
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